Exhibit 10.2

FORM OF SENIOR EXECUTIVE OFFICER WAIVER

[Insert Name and Address]

Dear [Insert Name]:

Valley Financial Corporation (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the United States Department of the Treasury (the “Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by Section 1.2(d)(v) of the Securities Purchase Agreement, each of the Company’s senior executive officers, as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008, must deliver a written waiver to the Treasury releasing the Treasury from certain claims relating to any modification of that executive’s compensation arrangement resulting from the Company’s participation in the CPP. To comply with this requirement, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)

You hereby voluntarily waive any claim against the United States or the Company for any changes to your compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

(2)

You acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that you have with the Company or in which you participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through the TARP Capital Purchase Program.

(3)

This waiver includes all claims you may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments you would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on your employment relationship.

The Board of Directors appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

[Signatures on next page]

Yours sincerely,

By:
William D. Elliot
Chairman, Human Resources Committee

Intending to be legally bound,

I agree with and accept the foregoing

terms on the date set forth below.

[Insert Name]

Date:

cc:	[Insert Name], via Hand Delivery

SCHEDULE

TO

FORM OF SENIOR EXECUTIVE OFFICER WAIVER

The following Senior Executive Officers (as defined in subsection 111(b) of the Emergency Economic Stabilization Act of 2008) of the Company entered into the Form of Senior Executive Officer Waiver to which this Schedule is attached:

Ellis L. Gutshall
Kimberly B. Snyder
John T. McCaleb
Richard Grayson Goldsmith
Andrew B. Agee